KeyBank
                                                         One Canal Plaza
                                                         Portland, ME 04101-4035


March 28, 2000

Neil Rossen, CFO
Presstek, Inc.
9 Commercial Street                                      Tel: (800) 452-8762
Hudson, NH 03051-3907

Dear Neil:

Please be advised that KeyBank National Association has approved the following changes to the financial covenant definitions in our Loan Agreement effective 12/31/1999:

"Tangible Capital Base" means Tangible Net Worth plus Subordinated Debt plus any non-cash liability recorded as a result of the Shareholder Class Action Suit, all as determined in accordance with GAAP.

"Debt" means all of the Lessee's liabilities less any non-cash liability recorded as a result of the Shareholder Class Action Suit, all as determined in accordance with GAAP.

A condition of approval is that the Borrower shall notify the Bank of any election to settle the Shareholder Class Action Suit in cash. Such settlement in cash shall require Bank approval.

We will be forwarding documentation for your review and signature to document these changes. Please call if you have any questions.

                                            Sincerely,


                                            /s/ Noel B. Graydon
                                            Noel B. Graydon
                                            Senior Vice President